Exhibit 10-1

THE PRE-ACQUISITION AGREEMENT entered into this 23rd day of December, 1997.

B E T W E E N:


PSINET INC., a corporation existing under the laws of New York (hereinafter called the "Offeror")



- and -



iSTAR internet inc., a corporation existing under the laws of Canada (hereinafter called the "Company")



RECITALS

WHEREAS:

1. by letter agreement dated November 9, 1997 (the "Original Agreement"), PSINet and ISTAR agreed, among other things and subject to certain conditions, that PSINet would purchase all of the shares of ISTAR for Cdn$1.206 per share payable through the issuance of convertible preferred shares of PSINet to shareholders of ISTAR;

2. by letter agreement dated November 12, 1997 (the "First Amending Agreement"), the parties hereto amended the Original Agreement, among other things, to confirm that the Transaction would be completed by way of plan of arrangement (the "Arrangement");

3. the Company and the Offeror have agreed to terminate the Original Agreement and the First Amending Agreement in consideration for the Offeror offering to purchase all of the outstanding shares of the Company for cash consideration of Cdn$0.75 per share of the Company by way of take-over bid circular;

4. the board of directors of the Company has determined that it would be in the best interests of the Company and its shareholders to recommend acceptance of the Offeror's offer to the shareholders of the Company, to cooperate with the Offeror and take all reasonable action to support the Offeror's offer;

5. the board of directors of the Company has determined that it would be in the best interests of the Company and its shareholders to enter into this Agreement; and

6.the Offeror will make an offer subject to the terms and conditions of this Agreement.

          NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereto hereby agree as follows:


                            ARTICLE 1
                             THE OFFER

1.1 THE OFFER. Subject to the terms and conditions of this Agreement, the Offeror agrees to mail on or before January 7, 1998 to all holders of shares of the Company an offer to purchase all of the shares of the Company ((the "Shares"), and the holders of Shares are hereinafter called the "Shareholders") for a consideration of Cdn$0.75 per Share, subject to the terms and conditions set out in Schedule "A" to this Agreement (the "Offer") as the same may be amended pursuant to the terms hereof. The Offeror further agrees that it will not, except with the prior consent of the Company, amend the terms of the Offer other than to increase the consideration or to waive any conditions or to extend the expiry thereof, provided in such case that all Shares deposited under the Offer are taken up and paid for on or before January 30, 1998.

1.2       COMPANY APPROVAL OF THE OFFER.

          (a) The Company represents that its board of directors, upon consultation with its advisors, has determined that:

               (i) the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders;

               (ii) the board of directors will recommend that Shareholders accept the Offer;

               (iii) this Agreement is in the best interests of the Company and the Shareholders; and

               (iv) the individual members of the board of directors who
                    beneficially hold Shares have agreed to deposit their Shares under the Offer.

          (b) The Company represents that the board of directors has received an opinion from the Company's financial advisors to the effect that the Offer is fair from a financial point of view to the Shareholders.

1.3 MUTUAL COOPERATION. The Offeror covenants to cooperate with the Company to take all reasonable action to provide the Company, on a confidential basis, with a draft copy of the take-over bid circular or any amendment thereto to be issued, prior to the mailing thereof, and to provide the Company with a reasonable opportunity to review and provide comments thereon. The Company covenants to cooperate with the Offeror to take all reasonable action to support the Offer and to provide the Offeror, on a confidential basis, with a draft copy of the Directors' Circular or any amendment thereto to be issued, prior to the mailing thereof, and to provide the Offeror with a reasonable opportunity to review and provide comments thereon. The Company further covenants to use reasonable commercial efforts to mail the Directors' Circular to be issued in connection with the mailing of the Offer on the same date that the Offeror mails the Offer to the Shareholders. If required by the Offeror, the Company shall cause its wholly-owned subsidiary which owns Shares to deposit such Shares under the Offer.

1.4 JOINT PRESS RELEASE AND PUBLIC DISCLOSURE. The parties agree to jointly issue a press release as soon as practicable in a mutually agreeable form and the Company agrees to file a copy of this Agreement as soon as possible with the securities regulatory authorities having jurisdiction over the Company.

1.5 POST OFFER COVENANTS. The Company agrees and represents that its board of directors has determined to use its and their respective reasonable efforts to enable the Offeror to elect or appoint all of the directors of the Company as soon as possible after the Offeror takes up and pays for at least 50% of the outstanding Shares pursuant to the Offer.

1.6 MANAGEMENT AGREEMENT. Contemporaneously with the signing of this Agreement, the parties hereto shall enter into a management agreement in form satisfactory to the parties (the "Management Agreement").

1.7 MUTUAL RELEASES. The Company and the Offeror agree that the Original Agreement and the First Amending Agreement are each hereby terminated. The Company and the Offeror each shall execute a form of release to release the other from all of its respective obligations under such agreements in form satisfactory to each party hereto, which forms of releases shall be held in escrow until the date on which the letter of credit described in section 3.3 hereof is presented to the Company. In the event that such letter of credit is not presented to the Company on or before December 31, 1997, the releases shall be deemed to be null and void and the parties hereto shall be considered to have preserved their rights under the Original Agreement and the First Amending Agreement.


                             ARTICLE II
                     COVENANTS OF THE COMPANY

2.1 ORDINARY COURSE OF BUSINESS. The Company covenants and agrees that, prior to the time (the "Effective Time") of the appointment or election to the board of directors of the Company of persons designated by the Offeror pursuant to section 1.5, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, the Company covenants and agrees:

          (a) not to declare or pay any dividend or make any distribution of its properties or assets to its shareholders or, other than as provided for herein, purchase, redeem or retire any shares of its capital stock or other securities of the Company;

          (b) not to allot or issue, or enter into any agreement for the allotment or issuance of, or grant any other rights to acquire, shares of its capital stock or the capital stock of any of its subsidiaries or securities convertible into, exchangeable for or which carry a right to acquire, directly or indirectly, shares of its capital stock or the capital stock of any of its subsidiaries;

          (c) not to, and not to permit any subsidiary to, merge, amalgamate, or consolidate into or with any person or enter into any other corporate reorganization, or, sell all or any substantial part of its assets to any person, or, perform any act or enter into any transaction or negotiation which can reasonably be expected to interfere or be inconsistent with the consummation of the transactions contemplated hereby;

          (d) not to, and not permit any subsidiary to, alter or amend its articles or bylaws, as they exist at the date of this agreement;

          (e) to use all reasonable efforts to make all filings and obtain all consents, approvals and waivers necessary or desirable in connection with the Offer and the transactions contemplated hereby and to take such other measures as may be appropriate to fulfil its obligations under and to carry out the transactions contemplated by this agreement; and

          (f) not to borrow any amounts greater than $5,000 other than in accordance with the Management Agreement.


                             ARTICLE III
                     COVENANTS OF THE OFFEROR

3.1 EMPLOYMENT AGREEMENTS. The Offeror covenants and agrees, and after the Effective Time will cause the Company and any successor to the Company to agree, to honour and comply with the terms of those existing employment and severance agreements of the Company and its Subsidiaries which the Company has disclosed to the Offeror in writing prior to the date hereof.

3.2 OFFICERS' AND DIRECTORS' INSURANCE. The Offeror agrees to use reasonable efforts after the Effective Time to secure directors' and officers' insurance coverage for the Company's current and former directors and officers on a seven year "trailing" (or "run-off") basis. If a trailing policy is not available at a reasonable cost (a "reasonable cost" being an aggregate cost not greater than $200,000), then the Offeror agrees that for the entire period from the Effective Time until seven years after the Effective Time, the Offeror will cause the Company or any successor to the Company to maintain the Company's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company, covering claims made prior to or within seven years after the Effective Time.

3.3 LETTER OF CREDIT. (1) The Offeror agrees to deliver on or before December 31, 1997 an irrevocable letter of credit in the amount of Cdn$22,018,763 drawn on a Canadian chartered bank in favour of the Company and the Depositary under the Offer.

          (2) The Company or the Depositary shall be entitled to draw upon the letter of credit by presenting a written demand for payment to such bank if the Offeror does not mail the take-over bid circular in connection with the Offer by January 7, 1998 unless the Offeror is prevented from doing so by the Company or force majeure and such draws shall be used to make payments to shareholders of the Company in exchange for their Shares in accordance with the Offer or in accordance with a court ordered judgment for specific performance of the Offeror's obligation to make and complete the Offer in accordance with section 8.2 hereof.

          (3) The Depositary shall be entitled to draw upon the letter of credit by presenting a written demand for payment to such bank if the Offeror does not make other arrangements for payment and such draws shall be used to pay for the Shares deposited under the Offer on the expiry date of the Offer if all of the conditions to the Offer set out in Schedule "A" hereto have been satisfied or waived, provided that the Depositary shall be entitled to draw only if it has been advised by the Company that the condition contained in paragraph 4(iii) of Schedule "A" hereto has been satisfied and has not been jointly advised by counsel to the Company and counsel to the Offeror that the condition contained in paragraph 4(ii) of Schedule "A" has not been satisfied.


                             ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1 REPRESENTATIONS. The Company hereby provides to the Offeror those representations and warranties as set forth in Schedule "B" to this Agreement (and acknowledges that the Offeror is relying upon those representations and warranties in entering into this Agreement).

                             ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

5.1 REPRESENTATIONS. The Offeror hereby represents and warrants to the Company as provided in Schedule "C" to this Agreement (and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement).


                             ARTICLE VI
                         MUTUAL COVENANTS

6.1 CONSULTATION. The Offeror and the Company agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Offer and in making any filings with any federal, provincial or state governmental or regulatory agency or with any stock exchange with respect thereto. Each party shall use its reasonable efforts to enable the other party to review and comment on all such press releases prior to the release thereof.

6.2 FURTHER ASSURANCES. Subject to the terms and conditions herein, the Offeror and the Company agree to use their respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. The Company and the Offeror will, and will cause each of their respective subsidiaries to, use their reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts or agreements, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial, state or foreign law or regulations with respect to this Agreement or the Offer, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer, and (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.


                             ARTICLE VII
                            TERMINATION

7.1 AUTOMATIC TERMINATION. Provided that the Offeror is not in breach of this Agreement, the letter of credit referred to in section 3.3 hereof and any funds drawn under such letter of credit shall be released to the Offeror and this Agreement will terminate automatically upon:

          (i) the expiry of the Offer if the Offeror has not purchased Shares pursuant to the Offer; or

          (ii) the occurrence of either of the events described in section 7.2(i) and section 7.2(ii).

7.2 FEES AND EXPENSES. The Company shall pay the Offeror a fee of Cdn$1,000,000 within two business days of the earlier to occur of the following events:

          (i) the board of directors of the Company withdrawing its determination referred to in section 1.2(a)(ii) hereof; or

          (ii) a third party acquiring more than 50% of the Shares pursuant to any transaction on or before April 30, 1998.

7.3 SURVIVAL. The mutual releases referred to in section 1.7 hereof shall survive any termination of this Agreement in accordance with sections 7.1 and 7.2 hereof.


                             ARTICLE VIII
                           MISCELLANEOUS

8.1 AMENDMENT OR WAIVER. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by the Offeror and the Company; provided, however, that either the Offeror or the Company may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

8.2 SPECIFIC PERFORMANCE. (1) The Offeror and the Company agree that monetary damages would not sufficient to remedy any breach by the Offeror of any term or provision of this Agreement and agree that the Company will be entitled, in addition to any other remedy available at law or in equity, to equitable relief, including specific performance, in the event of any breach hereof.

               (2) The Offeror and the Company further agree that if the Offeror fails to complete its obligations pursuant to paragraphs
          1.1 and Article III herein, then the Company may make an application to a judge sitting on the Commercial List of the Ontario Court (General Division) for an order of specific performance compelling the Offeror to fulfil such obligations (the "Application"). The Offeror further agrees that it will not in any way oppose the nature of the relief sought and will consent to the Application and the nature of the relief sought.

8.3 FIDUCIARY DUTIES. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from taking any action which the Board of Directors of the Company determines in good faith after receiving a written opinion of outside counsel, or advice of outside counsel that is reflected in the minutes of the Board of Directors of the Company, to the effect that the Board of Directors of the Company is required to take such action in order to discharge properly its fiduciary duties.

8.4 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, arrangements or understandings (whether oral or in writing) with respect thereto.

8.5 HEADINGS. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Agreement.

8.6 NOTICES. All notices or other communications which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential telecopier addressed as follows:

          To the Offeror:

                    PSINet Inc.
                    510 Huntmar Park Drive
                    Herndon, Virginia
                    20170-5100 U.S.A.

                    Attention: William Schrader, Chairman
                    Facsimile:  (703) 904-1608

          With a copy to:

                    Fraser & Beatty
                    100 King Street West
                    1 First Canadian Place
                    P.O. Box 100
                    Toronto, Ontario, M5X 1B2

                    Attention:  Jeffery Barnes
                    Facsimile:  (416) 863-4644

          With a copy to:

                    Stikeman, Elliott
                    Suite 5300
                    Commerce Court West
                    Toronto, Ontario
                    M5L 2B9

                    Attention:  Roderick F. Barrett
                    Facsimile:  (416) 947-0866

          To the Company:

                    iSTAR internet Inc.
                    Royal Bank Tower
                    200 Bay Street
                    North Tower, Suite 2200
                    Toronto, Ontario
                    M5J 2J4

                    Attention: Jack O. Kiervin, Chairman
                    Facsimile: (416) 363-6666

8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

8.8 EXPENSES. Each party will pay its own expenses in connection with this Agreement and the transactions contemplated herein.

8.9 ASSIGNMENT. The Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of the Offeror, provided that any such assignment will have no adverse tax or other effects to the Company or the Shareholders, and provided further that if such assignment takes place, the Offeror shall continue to be liable to the Company for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

8.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits nder the Agreement.

8.11 CHOICE OF LAW. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Ontario.

8.12 ATTORNMENT. The Offeror agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Fraser & Beatty, 100 King Street West, 1 First Canadian Place, P.O. Box 100, Toronto, Ontario, M5X 1B2 as its attorney for service of process.

          IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.


                              PSINET INC.


                              (SIGNED) "WILLIAM SCHRADER"
                              ---------------------------------------------
                              by:  William Schrader




                              iSTAR internet inc.


                              (SIGNED) "CRAIG WALLACE"
                              ---------------------------------------------
                              by:  Craig Wallace

                           SCHEDULE "A"

                        TERMS OF THE OFFER


1. GENERAL TERMS. The Offer shall be made for all Shares and to all Shareholders by a circular bid prepared in compliance with the SECURITIES ACT (Ontario) and other applicable provincial securities laws and in accordance with MJDS.

2. EXPIRY DATE. The Offer shall be open until January 30, 1998, provided that if all Shares deposited under the Offer are taken up and paid for on January 30, 1998, the Offeror may extend such offer period until such later date as it may determine without the approval of the Company.

3. OFFER PRICE. The Offer shall be made for consideration of not less than Cdn$0.75 per Share.

4. CONDITIONS OF THE OFFER. The Offer shall not be subject to any conditions other than the following:

     (i) there shall have been validly deposited under the Offer and not withdrawn a number of Shares constituting at least 51% of the outstanding Shares as of the Expiry Date;

     (ii) at the time the Offeror proposes to take up and pay for the Shares, there does not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Shares registered in the names of holders resident in Canada under the Offer;

     (iii)all outstanding warrants or options to acquire Shares shall have been exercised, cancelled or otherwise terminated.


     The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by the Offeror in whole or in part at any time and from time to time.

                           SCHEDULE "B"

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) The Company (including all entities controlled by the Company) does not have assets located in the U.S. having an aggregate book value of US$15 million more.

(b) The Company did not make aggregate sales in or into the United States of America of US$25 million or more during its most recent fiscal year.

(c) The Company is a "foreign private issuer" within the meaning of Securities and Exchange Commission ("SEC") Rule 3b-4 and is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(d) Less than 40% of each class of the Company's securities outstanding that are subject to the Offer are held by U.S. holders (including affiliates of the Company) and the Company's most recent annual report or annual information form filed or submitted by the Company with any Canadian federal or provincial securities regulator or the SEC did not contain any information to the contrary.

(e) The aggregate trading volume of such securities on securities exchanges and Nasdaq in the United States of America did not exceed the aggregate trading volume of such securities on securities exchanges in Canada and on the Canadian Dealing Network, Inc. ("CDN") over the 12-month period prior to commencement of the Offer (based on volume figures published by such exchanges, Nasdaq and CDN).

(f) None of the Shares is registered pursuant to section 12 of the United States SECURITIES EXCHANGE ACT OF 1934, as amended, and the Company is not an insurance company or a closed-end investment company.

(g) At the date hereof, the only outstanding securities convertible into Shares are options to purchase an aggregate of 2,107,537 Shares at exercise prices not less than $2.10 per share and a warrant outstanding to purchase 48,107 Shares at an exercise price of $4.10 per share.

                           SCHEDULE "C"

           REPRESENTATIONS AND WARRANTIES OF THE OFFEROR


(a) The Offeror has made arrangements to ensure that required funds are available to effect payment in full for all Shares offered to be acquired pursuant to the Offer.

(b) There are no Canadian provincial or United States federal securities regulatory or New York state corporate approvals or consents necessary to make and complete the Offer.